Gibraltar Board of Directors Appoints Two New Members

Buffalo, N.Y., February 25, 2021 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, and infrastructure markets, today announced that its Board of Directors has appointed Gwen G. Mizell, head of Sustainability and Electrification at Ameren, and Manish H. Shah, Senior Vice President and Chief Information Officer at Community Health Systems, as new independent members of the Board, effective February 24, 2021. In conjunction with these appointments, Gibraltar also announced the retirement of Sharon M. Brady and Vinod M. Khilnani. Ms. Brady and Mr. Khilnani will serve the remainder of their current Board terms but will not stand for re-election at Gibraltar’s next Annual Meeting, which is expected to be held in May 2021. Upon Ms. Brady’s and Mr. Khilnani’s retirements, Gibraltar’s board of directors will return to nine seats.

William P. Montague, Chairman of the Board, stated, “We welcome Gwen and Manish to the Gibraltar Board. They bring significant leadership experience in areas critical to Gibraltar’s success, including strategy development and implementation across business systems technology, digital business models, cyber security, environmental, social, and governance, corporate social responsibility, and organization development through diversity, equity and inclusion. The Board looks forward to Gwen and Manish helping advance our vision of creating meaningful value for our people, our communities and our stakeholders.”

Mr. Montague concluded, “Sharon joined our Board in July 2015 and has been instrumental in guiding Gibraltar in designing and implementing leadership development frameworks, managing executive compensation, and driving culture change and diversity development. Vinod joined our Board in January 2015 and brought tremendous experience in public company leadership and governance, strategy development, operations, and mergers and acquisitions. The Board joins me in thanking both Sharon and Vinod for their service, dedication, and leadership, and the positive impact they made in shaping Gibraltar for the future.”

Ms. Mizell will join the Compensation and Human Capital, and Nominating, Governance and Corporate Social Responsibility Committees, and Mr. Shah will join the Audit and Risk, and Capital Structure and Asset Management Committees.

Gwen Mizell joined Ameren Corporation in 2015 and is currently the Head of Sustainability and Electrification responsible for developing and implementing strategy for sustainability, electrification, and leads environmental strategy, corporate analysis and corporate social responsibility, ensuring the inclusion of ESG considerations in business planning and risk management. Ms. Mizell is a member of Ameren’s senior leadership team and chairperson of Ameren’s Corporate Social Responsibility Executive Steering Committee. Prior to Ameren, Ms. Mizell was President and Chief Executive Officer of GSM Development LLC, a business services firm supporting utilities across the U.S. Ms. Mizell is a Member of The Workforce Investment Board for St. Louis county, serves on the national board of the American Association of Blacks in Energy (AABE) as well as the Vice President the St. Louis chapter, a Member of The Edison Electric Institute Sustainability Committee, The Conference Board Sustainability Council, and an outgoing Director of the Mathews-Dickey Boys and Girls Club. She earned a B.S. from University of

Alabama-Birmingham in Materials Science and Engineering, and an M.S. from Carnegie Mellon University in Management and Public Policy Analysis.

Manish Shah joined Community Health Systems in 2013 and is currently Senior Vice President and Chief Information Officer responsible for driving exceptional patient care by delivering a high-value digital experience across 85 hospitals operating in 16 states. Mr. Shah also oversees technology and digital systems development and implementation supporting the Company’s various businesses and functions with his primary focus on digital transformation, interoperability exchange, and business intelligence and analytics. Prior to Community Health Systems, Mr. Shah was Senior Vice President of IT Infrastructure for Aurora Health Care. Mr. Shah has been a Member of The Heritage Healthcare Technology Fund, the Nashville Technology Council, The Center for Medical Interoperability (C4MI), Google Productivity & Collaboration Customer Advisory Board, and an Advisory Board member for both AT&T and Verizon.

About Gibraltar

Gibraltar Industries is a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, and infrastructure markets. With a three-pillar strategy focused on business systems, portfolio management, and organization and talent development, Gibraltar’s mission is to create compounding and sustainable value with strong leadership positions in higher growth, profitable end markets. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com

LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
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